Exhibit 99.2
OpenTV Corp. Q2 2005 Investor Conference Call
Transcript of Prepared Remarks
August 9, 2005
2:00 PM PST
James Chiddix — OpenTV Corp. Chairman, CEO
Thanks operator. Good afternoon and welcome to OpenTV’s second quarter 2005 financial results call.
First, I’d like to welcome Shum Mukherjee to OpenTV as the Company’s Executive Vice President and Chief Financial Officer. We are very pleased to have him on board. Also with me today is Mark Beariault, Vice President and Deputy General Counsel.
Before we start I’ll ask Mark to give some preparatory remarks. Mark?
Mark Beariault — OpenTV Corp. VP, Deputy General Counsel
Thanks, Jim.
Before we begin, I’d like to remind you that during this call, members of OpenTV’s management will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, our ability to expand our markets and our product offerings or contain positive momentum, are forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our quarterly report, on form 10Q, for the quarter ended June 30, 2005, that we filed earlier today and the other documents and reports that we file from time to time with the Securities and Exchange Commission. Those documents and reports can be viewed on our web site or on the SEC’s web site. We undertake no obligation to update or revise any of our forward looking statements, whether as a result of new information, future events, or otherwise.
In addition, during this call we will also refer to certain non-GAAP financial measures, such as adjusted EBITDA, that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release, which was issued earlier today. That information is also made available on the investor relations page of our web site and we will also make available a web cast replay of this conference call on our web site. With that, I’ll turn the call back over to Jim.
James Chiddix — OpenTV Corp. Chairman, CEO
Thank you, Mark.
We start today with a review of our second quarter 2005 financial results from Shum. Following his summary, I’ll provide some comments on our second quarter results and a better sense of our strategic direction. After that, we’ll open up the call to questions. Shum?
Shum Mukherjee — OpenTV Corp. VP, CFO
Thanks, Jim. For the quarter ended June 30, 2005, OpenTV’s revenues were $20.9 million, 9% above Q2 2004. Royalties for the quarter ended June 30 were $12.3 million, up 17% from Q2 of 2004, primarily reflecting increases in royalty revenues in the U.S. and Asia-Pacific, partially offset by a reduction in Europe. Other revenues including services, support, revenue shares and license fees were $8.6 million, the same level as in Q2 2004.

Operating expenses for the quarter were $25 million, up 13% from the prior year. Our net loss for the quarter was $4 million, compared to a net loss of $2 million in Q2 2004. As discussed by Mark and in our 10-Q, we use a non-GAAP measure called adjusted EBITDA before unusual items to measure our ongoing progress. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA additionally removes the effects of other income and minority interest. In addition, we exclude certain unusual items because we believe these items occurred outside the ordinary course of business and we view it appropriate to bring these items to investors’ attention consistent with the way we look at financial aspects of our business. We have provided a reconciliation of this non-GAAP measure, adjusted EBITDA before unusual items, to the GAAP measure of net loss in our earnings release and our 10-Q.
Unusual items in Q2 2005 included a restructuring provision of $1.7 million related to excess space in New York City. In contrast, unusual items in Q2 2004 was a credit of $5.1 million representing two items: first, a credit of $4.6 million reflecting the effects of a re-negotiated contract with iN DEMAND, which was previously recorded as a loss contract when it was originally entered into by ACTV. And second, a credit of $500,000 reflecting a reversal of excess restructuring charges from prior years.
Adjusted EBITDA before unusual items was a loss of $100,000 in Q2 2005, an improvement of $4 million compared to the loss of $4.1 million in Q2 2004 reflecting impact of reduced litigation fees and increase in revenue. For the six months ended June 30, 2005, adjusted EBITDA before unusual items was a loss of $300,000, an improvement of over $8 million compared to the same period in 2004.
In 2004, we also redefined our internal financial reporting to better align our financial analysis with our businesses. We began to assess our results of financial performance and to prepare internal budgeting reports on the basis of three business segments: middleware, applications and BettingCorp.
I’d now like to describe these segments and then summarize our segment results for 2005. We have provided additional information on these segments in our 10-Q and in our press release.
The middleware segment includes Core middleware for set-top boxes, technologies that are customarily integrated extensions of the middleware and technologies supporting the head-end installations. Middleware accounts for around 80% of our business and has recorded growth rates of 27% in full-year 2004 and 20% in the first six months of 2005. Future growth opportunities in this segment will come from three areas: First, growth and digital TV in set-top boxes caused by subscriber growth in existing markets, and by geographic expansion. Today there are around a billion TV sets in the world of which only around 10% are digital. Second, new extensions and enhancements, including PVR, VOD, home networking and IPTV. And third, effective use of our strong patent portfolio including participation via licensing pool.
Our second segment is the applications segment and includes interactive advertising and a number of other applications which Jim will describe in greater detail.
Our third segment is the BettingCorp business, which deals with various wagering and gaming applications.
Revenues from the middleware and integrated technology segment for the three months ended June 30, 2005, were $16.5 million an increase of $1 million or 6% from $15.5 million in 2004, primarily reflecting increases in royalty revenues due to increased shipments of set top boxes.
Revenues for the applications segment for the three months ended June 30 were $3.1 million, the same as the prior year quarter. Decrease of $600,000 in fees from the PlayJam gaming channel during the period was offset by an increase of $600,000 in programming fees from our NASCAR relationship.
Revenues from the BettingCorp segment for the three months ended June 30, 2005, were $1.3 million, an increase of $800,000, or 160%, from $500,000 in 2004, due to higher customer usage.
As of June 30, 2005, we had cash, cash equivalents and short and long-term marketable debt securities totaling $66.6 million, up $3.6 million from the level at December 31, 2004, primarily reflecting the impact of increased revenues, the reduced legal expenses, and improvements in working capital.

At the end of Q2 2005 we had 389 full-time employees compared to 374 the end of December 2004. And with that, I will now turn the call back to Jim. Jim?
James Chiddix — OpenTV Corp. Chairman, CEO
Thank you, Shum. As Shum indicated, we continue to improve our financial and operating performance year-over-year and continue to focus on the opportunities available to us and on the returns we can, and should, expect from our invested capital. Over the past year, we have undertaken a more critical analysis of our return on investment in the various markets in which we offer products, and we will continue to seek the best ways to match our resources, skills, and experience with the opportunities before us. With the insights developed from that process, I remain confident in OpenTV’s ability to play a leading role in the changes sweeping through the global television and interactive landscape.
On the financial front, our revenues increased year-over-year by about 20% in the first six months, with our middleware business accounting for 80% of our revenues. Our adjusted EBITDA number also improved in the first six months of this year compared to last. That is especially important to me.
As our losses narrow, we draw closer to our goal of becoming profitable, a major milestone in OpenTV’s journey from pioneer in a new market to beneficiary as that market blossoms.
We never forget that a key reason for our progress is our core competency of creating innovative, reliable middleware that offers network operators advantages that others simply can’t. We give operators the ability to choose from multiple set top box manufactures and conditional access vendors, along with large application libraries and rich feature sets — all with a solid reputation for rapid deployment that is unmatched.
One thing that I can’t overemphasize is the global footprint that we occupy: nearly 58 million OpenTV middleware-enabled set top boxes have been deployed with our software, giving us by far the largest market share in the world. That is a foundation which offers significant opportunities for us to leverage.
With that as a starting point, let me highlight what we expect in coming months.
On the basic technology side, all of our key customers continue to deploy new terminals with our middleware. Of special note, Liberty Global is ratcheting up its international expansion of digital services, and is poised to add additional fuel to our growth. In June, Liberty Global formally announced OpenTV as one of its key technology partners to support an accelerated rollout of digital television in the Netherlands. They’re expected to start later this year and anticipate an eventual deployment of over 2 million digital set top boxes in the Dutch market alone.
Next I’d like to discuss North American cable and North American satellite. While we are disappointed with the pace of our traction to date in North American cable, and have no concrete deals to announce at this point, we’re very encouraged by the escalating interest in the value that interactivity offers not just operators but programmers and advertisers, and the active discussions that have resulted. Programmers and merchants like Playboy and The Sharper Image are providing leadership on the content side with our assistance. We remain confident that OpenTV is well positioned to take advantage of the growing opportunities in the North American sector, through the suite of solutions, including T-commerce, games, interactive advertising, solutions for legacy boxes, and products for OCAP boxes as they emerge.
Just a quick comment on product bundling. For the past several years, North American cable operators have been focused on the so-called triple play: video, data and voice. Now the talk is about quadruple play, which has a wireless component.
Reporter Michael Grebb’s July 28th article in Wired Magazine was titled, “Cable Wants To Cut the Cord,” and noted that the big buzz at July’s CTAM conference was about mobility and the quadruple play. Grebb points out that network operators are thinking about allowing customers to program their DVRs from a mobile phone and letting them access video content on their mobile devices as seamlessly as they access VOD programming at home. We already enable capabilities that support these efforts, including account management and customer care applications, and are in discussions with a number of major cable operators who have expressed interest. True bundling can be achieved with a combination of services such as TV e-mail and messaging, mobile booking of PVR recording and onscreen caller ID.
Also in North America, we continue to work closely with EchoStar to extend their interactive services and programming. This past quarter we developed and launched two new interactive applications: the nation’s first interactive karaoke TV channel and the Sporting News TV channel. DISH is by far the largest U.S. provider of interactive TV services, with more than 26 interactive channels, all powered by OpenTV, and with more than 11 million DISH subscribers with set top boxes with our software. We expect to announce more exciting new offerings in the near future with DISH.
DirectTV, while it does not use our middleware, is also planning to introduce advanced interactive services, including a new digital video recorder with interactive capabilities and a home media center. While the initial package is limited when compared to the one offered by rival EchoStar, things are beginning to heat up and it is clear that these competitive forces are one thing sparking increased interest in interactive TV on the part of cable operators.
On another front, Via Licensing, acting as the agent for significant patent holders in the MHP and OCAP standards, recently announced the availability of licensing terms for the intellectual property underlying those standards. We hold a number of fundamental patents in interactive TV; not only do we expect to share in revenue opportunities through these pools, but they are a significant step in advancing interactive TV generally. But it will require more than patent licenses for a company to be able to implement a compelling, interactive video service or application or to be able to make money. Patent pools will become more valuable to us as standards evolve, but we are better situated than anyone to provide technology and expertise as companies try to implement these standards.
Along those lines, we signed an agreement this quarter to integrate Alticast’s Alticaptor MHP software stack into our Core middleware. With the AltiCaptor extension, we will be able to move much quicker to market with an MHP solution for Europe and Asia, with commercial availability expected sometime in mid-2006. And that type of arrangement plays well into our role in the Via pool. Through our participation in the Via licensing process, we also believe we’ve acquired a competitive price advantage as MHP and OCAP get traction.
Another emerging market that I’ve talked about before is IPTV, which generally means video over telco DSL lines. We’ve taken significant steps to penetrate this market with the launch of OpenTV Core 2.0 for IPTV. The product extends the capabilities of OpenTV’s proven middleware solution to network operators wishing to deploy IPTV services in set top boxes. Our IPTV product allows operators to build IPTV services without compromising on advanced features such as video-on-demand, personal video recording and interactivity. And, best of all, these network operators can do that while relying on a tested platform with global distribution, full support services, and a worldwide developer community. Whether a new entrant into the digital TV market wants to deploy IPTV, or a cable or satellite operator wants to extend its reach by deploying television over IP, OpenTV Core 2.0 for IPTV enables them to deliver scalable solutions quickly and cost-effectively to their subscribers. While we haven’t yet announced any deals, we are engaged on many fronts and are well positioned to compete as this market develops.
There’s been a lot of talk recently about interactive advertising so let me give you a sense of where we see that space headed. According to Nielson Monitor-Plus, last year advertisers spent more than $70 billion on television, although there is talk about channeling additional dollars to the internet because of its more targeted nature and higher response rate. One only has to look at the success of Google and Yahoo! to understand the immense value that can be derived from matching demographic information with advertising content, and how this would naturally extend into television.
In the UK, Sky has run more than 500 interactive campaigns, with nearly 11,000 interactive spots going out in any given month. Also, new research by IDS of 140 agencies, advertisers, and others in the UK suggests that the use of interactive advertising campaigns is increasing. We’ve started to experience some of that momentum with our recent interactive ads for EchoStar and FOXTEL; last quarter both operators ran highly successful interactive spots for the likes of Mercedes-Benz, Sony Pictures, BMW and Toyota. We think those ads only touched the surface, and the response rates that we witnessed suggest that all of us, operators, technology providers, advertisers and agencies, have ample motivation to continue to collaborate in this area.

While we understand the attraction of more tailored interactive advertising, we have also learned the importance of the underlying infrastructure as required to support the rollout of I-Ads. Having the ability to accurately manage and schedule interactive inventory, manage bandwidth, ultimately bill customers properly, will be essential to achieving market acceptance for these products. We continue to have discussions with Comcast and other customers about extending our AdVision traffic and billing product further and developing it in a way that will meet some of these looming challenges that we anticipate as interactive advertising gains greater traction.
OpenTV has always been a trail blazer in the interactive field and we intend to remain at the forefront of innovation. On our last call, I introduced UltimateOne, OpenTV’s complete back-end customer account management systems for games and gaming. That system has principally supported our branded channels in the UK over the past several years and we are now promoting it as a fully integrated product to a variety of service providers and network operators. The UltimateOne platform operates through all media channels — internet, interactive TV, hotel entertainment systems and mobile networks — and allows viewers to interact with games or television programming from multiple sources. The system provides modules for all participation activities including quizzes, auctions, charity events, TV sales and interactive games, as well as sophisticated prize and event schedule management tools. Now that we are actively marketing UltimateOne, we expect to be able to announce new sales in the near term and will be showing its flexibility in greater detail at the upcoming International Broadcasting Convention in Amsterdam.
As I hope you can sense, I am excited by the opportunities that lie ahead. OpenTV continues to gain considerable momentum through its existing business relationships with customers such as BSkyB, EchoStar, SkyItalia, Liberty Global and FOXTEL. We intend to leverage those relationships and our fundamental technology strengths to enter new markets such as IPTV, to innovate in new areas along the lines of our UltimateOne offering, and to extend our core operating system to support things like product bundling that our customers are embracing.
Along with these endeavors, we will continue to review our business segments and product lines, evaluating what we do well and where we can add additional value. I remain very optimistic about the direction in which we are now headed. We continue to track well financially, our middleware and related technologies continue to be strong and profitable, and our innovation continues as well. We are executing effectively in a market that can forever change the ways in which consumers view and interact with television and other forms of video.
With that, we’ll turn the call over to questions. Operator?